CONSENT OF WIPFLI LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Annual Report (Form 10-KSB) of Oakridge Holdings, Inc. and Subsidiaries of our report dated August 26, 2005, included in the 2005 Consolidated Financial Statements of Oakridge Holdings, Inc. and Subsidiaries.



Wipfli LLP


August 26, 2005
St. Paul, Minnesota